Exhibit 10.04
FLEXTRONICS INTERNATIONAL USA, INC.
2010 DEFERRED COMPENSATION PLAN
1. Purpose.
Flextronics International USA, Inc. hereby adopts this 2010 Deferred Compensation Plan (the “Plan”). The Plan sets forth the terms of an unfunded deferred compensation plan for a select group of management, highly compensated employees, directors and persons who have been part of a select group of management, highly compensated employees or directors of the Company (as defined below). It is intended that the Plan constitute an unfunded “top hat plan” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Each Participant who is an employee of the Company or its Affiliates shall participate in the Plan in the Participant’s capacity as an employee whether or not the Participant also serves as a member of the Company’s board of directors; provided that a Participant who participates in the Plan pursuant to both an employee arrangement and a director arrangement will be treated as participating in the director arrangement in the Participant’s capacity as a director if the director arrangement is substantially similar to arrangements providing benefits to non-employee directors.
2. Definitions.
The following terms used in the Plan shall have the meanings set forth below:
(a) “Affiliate” means, with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.
(b) “Arbitrable Dispute” shall have the meaning set forth in Section 9(f).
(c) “Award Agreement” shall mean an agreement between the Company and a Participant for the payment to the Participant of compensation that is deferred under this Plan.
(d) “Beneficiary” shall mean any person, persons, trust or other entity designated by a Participant to receive benefits, if any, under the Plan upon such Participant’s death in accordance with Section 6(g).
(e) “Board” shall mean the Board of Directors of FIL.
(f) “Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of its assets, within the meaning of Code Section 409A(a)(2)(A)(v) and Treasury Regulations thereunder.
(g) “Claimant” shall have the meaning set forth in Section 9(a).
(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and Treasury Regulations issued thereunder.

(i) “Committee” shall mean the Compensation Committee appointed by the Board.
(j) “Company” shall mean Flextronics International USA, Inc. and, for purposes of determining the benefits provided under the Plan or as applicable under ERISA or the Code, any successor to all or a major portion of the Company’s assets or business that assumes the obligations of the Company, and any other corporation or unincorporated trade or business that has adopted the Plan with the approval of the Company, and is a member of the same controlled group of corporations or the same group of trades or businesses under common control (within the meaning of Code Sections 414(b) and 414(c) as modified by Code Section 415(h)) as the Company, or an affiliated service group (as defined in Code Section 414(m)) which includes the Company, or any other entity required to be aggregated with the Company pursuant to regulations under Code Sections 414(o) and 409A or any other affiliated entity that is designated by the Company as eligible to adopt the Plan.
(k) “Deferral Account” shall mean the recordkeeping account, and any sub-accounts that are determined by the Committee to be necessary or appropriate for the proper administration of the Plan, that are established and maintained by the Company in the name of a Participant as provided in Section 4(b) for compensation payable to a Participant pursuant to a Deferral Agreement. As the context requires, a reference to a Deferral Account shall include, if applicable, any subaccount thereof.
(l) “Deferral Agreement” shall mean an agreement executed by the Participant and the Company, in such form as approved by the Committee, and as may be revised from time to time with respect to any one or more Participants by or at the direction of the Committee, whereby (i) the Participant (A) agrees to receive certain types of compensation in the future pursuant to the provisions of this Plan, (B) elects to defer future compensation such Participant would otherwise be entitled to receive in cash from the Company, expressed as an amount or percentage of compensation to be deferred, and/or (C) makes such other elections as are permitted and provides such other information as is required under the Plan, and (ii) the Participant specifies a time and form of payment according to which the Participant will receive the payout of the compensation subject to the Deferral Agreement. Each Deferral Agreement shall be consistent with this Plan and shall incorporate by its terms the provisions of this Plan.
(m) “Deferral Day” shall mean, for each Participant, the day on which the Company is required, by the terms of an applicable Deferral Agreement or any other agreement between the Participant and the Company, to credit an amount to a Deferral Account under this Plan. In the absence of any such requirement to the contrary, a Deferral Day for an amount deferred under the Plan shall be a date as soon as practicable after such amount is deemed earned, or in the case of elective deferrals, as soon as practicable after such amount would have been payable to the Participant if the Participant had not elected to defer such amount, in each case as determined by the Plan Administrator in its sole discretion.
(n) “Disabled” shall mean, with respect to a Participant, that the Social Security Administration has determined that such Participant is totally disabled. This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(C) and Treasury Regulations thereunder.
(o) “ERISA” shall have the meaning set forth in Section 1.

(p) “Fair Market Value” shall mean, on a given date of valuation, (i) with respect to any mutual fund, the closing net asset value as reported in The Wall Street Journal with respect to the date of valuation and (ii) with respect to a security traded on a national securities exchange or the NASDAQ National Market, the closing price on the date of valuation as reported in The Wall Street Journal.
(q) “FIL” shall mean Flextronics International Ltd
(r) “For Cause” shall mean (i) Participant shall have committed a felony, fraud, theft, embezzlement involving the assets of the Company; (ii) Participant willfully violates or causes the Company to violate, in a material respect, any statute, law, ordinance, rule or regulation relating to, or written policy of, the Company, which violation results in a material adverse effect to Company’s business or financial condition; (iii) Participant engages in any activity which is outside the scope of Participant’s authority and can reasonably be expected to have a material adverse effect on the Company’s business.
(s) “Hypothetical Investments” shall have the meaning set forth in Section 4(c)
(t) “Involuntary Separation from Service” shall mean any Separation from Service that is either an Involuntary Termination Without Cause or a Voluntary Termination for Good Reason.
(u) “Involuntary Termination Without Cause” shall mean a Separation from Service due to the independent exercise of the unilateral authority of the Company to terminate a Participant’s services other than For Cause. A termination by the Company shall be presumed to be an Involuntary Termination Without Cause unless the Company sets forth in a written notice of termination the grounds for such termination to be For Cause.
(v) “Manager” shall have the meaning set forth in Section 4(c).
(w) “Officers” shall have the meaning set forth in Section 8(b)(ii).
(x) “Participant” shall mean a present or former employee or director of the Company who participates in this Plan and any other present or former employee or director designated to participate in the Plan from time to time by the Committee.
(y) “Payment Subaccount” shall have the meaning set forth in Section 6(c)(ii).
(z) “Plan” has the meaning set forth in Section 1.
(aa) “Plan Administrator” shall mean the Plan Administrator, if any, appointed pursuant to Section 3(c).
(bb) “Released Party” shall have the meaning set forth in Section 8(b)(iii).
(cc) “Relevant” shall have the meaning set forth in Section 9(c)(i).
(dd) “Separation from Service” shall mean a Participant’s separation from service from the Company within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulations thereunder.

(ee) “Specified Employee” shall mean a key employee (as defined in Code Section 416(i) without regard to paragraph 5 thereof) of the Company, including all persons with whom the Company would be treated as a single employer under Code Section 414(b) or 414(c), for so long as any of the stock of any such person is publicly traded on an established securities market or otherwise. This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(i) and Treasury Regulations thereunder. For purposes of applying this definition, the Committee may, at its discretion, specify a “specified employee effective date” in accordance with the requirements of Treasury Regulation § 1.409A-1(i).
(ff) “Trust” shall mean any trust or trusts established or designated by the Company pursuant to Section 5(a) to hold assets in connection with the Plan.
(gg) “Trustee” shall have the meaning set forth in Section 5(a).
(hh) “Unforeseeable Emergency” shall mean a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s Spouse, the Participant’s beneficiary, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(ii) and Treasury Regulations thereunder.
(ii) “USERRA” shall mean the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.
(jj) “Valuation Date” shall have the meaning set forth in Section 6(c)(ii)
(kk) “Voluntary Termination for Good Reason” shall mean a Separation from Service due to the independent exercise of the unilateral authority of a Participant to terminate his or her employment with the Company due to one the following conditions arising without the consent of the Participant:
(i)	A material diminution in the authority, duties, or responsibilities of the Participant or of the budget over which the Participant retains authority;

(ii)	A material reduction by the Company in the Participant’s base salary or other compensation;

(iii)	A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant reports;

(iv)	A relocation of the Participant’s principal office to a location more than 50 miles from the current location of the Participant’ principal office; and,

(v)	Any other action or inaction of the Company that constitutes a material breach by the Company of any provision of this Agreement or any other agreement under which the Participant provides services to the Company.
Notwithstanding anything to the contrary in this Agreement, no Voluntary Termination for Good Reason shall occur unless (i) Participant has given written notice to the Company of the existence of a condition described in this Section 2(kk) within ninety (90) days of the initial existence of such condition and such condition has not been remedied by the Company within thirty (30) days after the receipt of such notice.

3. Authority and Administration of the Committee and Plan Administrator.
(a) In General. The Committee shall administer the Plan and may select one or more persons to serve as the Plan Administrator. The Plan Administrator shall have authority to perform any act that the Committee is entitled to perform under this Plan, except to the extent that the Committee specifies limitations on the Plan Administrator’s authority. Any person selected to serve as the Plan Administrator may, but need not, be a Committee member or an officer or employee of the Company. However, if a person serving as Plan Administrator or a member of the Committee is a Participant, such person may not decide or vote on a matter affecting his interest as a Participant.
(b) Administration by Committee or Plan Administrator. The Committee or Plan Administrator shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to reasonably construe and interpret the Plan, to reasonably define the terms used herein, to reasonably prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations reasonably necessary or advisable for the administration of the Plan. The Committee or Plan Administrator may appoint additional agents and delegate thereto powers and duties under the Plan
(c) Designation of Plan Administrator. The initial Plan Administrator shall be the FIL’s Executive Vice President Worldwide HR and Management Systems. The Committee may from time to time designate a different person to serve as Plan Administrator.
4. Deferral Agreements, Deferral Accounts and Share Award Deferrals.
(a) Deferral Agreement. The Company and any Participant may agree to defer all or a portion of his or her compensation by executing a completed Deferral Agreement in the form, and within the time period, specified by the Committee. The Committee shall determine for each Participant the amount and type of compensation that may or shall be deferred pursuant to the Plan and such determination will be reflected on a Deferral Agreement form presented to the Participant. The Committee may establish maximum or minimum amounts of aggregate deferrals that may be elected by a Participant. A Participant shall not be entitled to vary any term set forth in a Deferral Agreement form except to the extent that the Deferral Agreement form itself permits variations. As permitted by the Committee, different components of compensation payable for a single service period, and different tranches of compensation payable for different service periods, may be subject to different Deferral Agreements that provide for different times and forms of payment. Deferrals of compensation may be made under the Plan only within the time periods permitted by Code Section 409A and Treasury Regulations thereunder.
(b) Establishment of Deferral Accounts. The Committee shall establish a Deferral Account for each Participant. Each Deferral Account shall be maintained for the Participant solely as a bookkeeping entry by the Company to evidence unfunded obligations of the Company. The Participant shall be vested in the Participant’s Deferral Account to the extent specified in an applicable Award Agreement, Deferral Agreement or in any other agreement between the Company and the Participant. The provisions with respect to vesting in any such Deferral Agreement or other agreement shall be incorporated in this Plan and given effect as if fully set forth herein. The Committee is authorized in its sole and absolute discretion to waive vesting conditions, or accelerate vesting, with respect to any portion of a Participant’s Deferral Account. A Participant’s Deferral Account shall be credited with the amounts required to be credited to the Participant’s Deferral Account pursuant to an Award Agreement, the Participant’s initial Deferral Agreement, or pursuant to any subsequent Deferral Agreement entered into by that Participant and the Company, in each case, less the amount of federal, state or local tax required by law to be withheld with respect to such amounts, unless such withholding is provided from another source, and shall be adjusted for Hypothetical Investment earnings or losses as described herein.

(c) Hypothetical Investments and Managers. The Committee shall select one or more hypothetical investment options (“Hypothetical Investments”). Hypothetical Investments shall be mutual funds or securities readily tradable on a U.S. securities exchange. At its sole discretion, the Committee may (but shall not be required to) allow a Participant to designate one or more investment managers approved by the Committee (each a “Manager”) and a Manager will then select hypothetical investments that, if permitted by the Committee, may or may not be Hypothetical Investments designated by the Committee, but which shall be mutual funds or securities readily tradable on a U.S. securities exchange. Amounts invested with a Manager shall be deemed Hypothetical Investments. The Committee may change or discontinue any Hypothetical Investment or Manager if reasonably necessary to satisfy business objectives of the Company or its Affiliates; provided that, following a Change in Control, the investment options existing immediately prior to such Change in Control shall not be changed or modified in a manner that is reasonably likely to be adverse to the Participants. The Committee may limit Hypothetical Investment choices to designated alternative groups or portfolios of Hypothetical Investments. The Committee may designate Hypothetical Investment (or groups or portfolios of Hypothetical Investments) as available only for vested or unvested amounts in a Participant’s Deferral Account and may require that any unvested amounts be invested only in Hypothetical Investments (or groups or portfolios of Hypothetical Investments) of the Company’s choosing.
(d) Investment of Deferral Accounts. As provided in Section 4(c), each Deferral Account shall be deemed to be invested in one or more Hypothetical Investments as elected by the Participant in the manner designated by the Committee for such election. The amounts of hypothetical gains and losses in value of the Hypothetical Investments shall be credited and debited to, or otherwise reflected in, such Deferral Account from time to time in accordance with procedures established by the Committee. In the event that a Participant fails to specify a Hypothetical Investment for any portion of his or her Deferral Account, such portion shall be deemed invested in the manner determined by the Committee. As permitted by the Committee, a Participant shall be allowed to change his or her investment election no less frequently than once per month. Unless otherwise determined by the Committee, amounts credited to a Deferral Account (or to a subaccount) shall be deemed invested in Hypothetical Investments as of the date such amount is credited to a Participant’s Deferral Account pursuant to an Award Agreement or Deferral Agreement.
(e) No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Hypothetical Investments are to be used for measurement purposes only. A Participant’s election of any Hypothetical Investment, the allocation of any deferred amounts to Hypothetical Investments, the calculation of additional amounts and the crediting or debiting of any amounts to a Participant’s Deferral Account shall not be considered or construed in any manner as an actual investment of his or her Deferral Account in any such Hypothetical Investment. In the event that the Company in its own discretion, decides to invest (or to cause the Trustee to invest) funds in any or all of the Hypothetical Investments, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Deferral Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust. The Participant shall at all times remain an unsecured creditor of the Company.

(f) Forfeiture of Unvested Portions of Deferral Accounts Upon Separation from Service. Upon a Participant’s Separation from Service, any unvested portion of the Participant’s Deferral Account (excluding the portion, if any, that vests as a result of such Separation from Service pursuant to Section 4(g) or otherwise) shall be forfeited and terminated, except as otherwise determined by the Committee in its sole and absolute discretion or as provided for in an applicable Award Agreement.
(g) Special Vesting Upon an Involuntary Separation from Service following a Change in Control. Notwithstanding Section 4(f), and unless the terms of this Section 4(g) are varied by the terms of an applicable Award Agreement, any unvested portion of a Participant’s Deferral Account shall vest immediately prior to an Involuntary Separation from Service within the two year period that follows a Change in Control.
(h) Change in Law. If a future change in law would, in the judgment of the Committee, likely accelerate taxation to a Participant of amounts that would be credited to the Participant’s Deferral Account in the future under the Participant’s Deferral Agreement, the Company and the Participant will attempt to amend the Plan to satisfy the requirements of the change in law and, unless and until such an amendment is agreed to, Company shall cease deferrals under the Participant’s Deferral Agreement on the effective date of such change in law; provided however, the Company shall not cease deferrals if such cessation would violate the provisions of Code Section 409A.
(i) Separate Maintenance of Vested Subaccounts. Separate vested subaccounts shall be established and maintained for each Participant with respect to each portion of the Participant’s Deferral Account (a) that has vested, (b) that vests in accordance with a certain schedule, or (c) that is payable to the Participant in accordance with a certain schedule. Except as otherwise provided in an applicable Award Agreement or applicable Deferral Agreement, the entire amount of a subaccount, as adjusted for Hypothetical Investment gains or losses immediately prior to vesting, shall vest at the same time and pursuant to the same conditions as the amount initially credited to the subaccount; and the amount of each vested subaccount, as adjusted for Hypothetical Investment gains or losses, shall be subject to the same payout conditions as the amount initially credited to the subaccount.
(j) USSERA Rights. The Committee shall make available to a Participant an initial deferral election, and an election to change the time or form of payment of the Participant’s Deferral Account, if and as required to satisfy the requirements of the USERRA and Treasury Regulation 1.409-2(a)(15).

5. Establishment of Trust.
(a) The Trust Agreement. The Company has entered or will enter into a Trust Agreement for the Plan, providing for the establishment of a trust to be held and administered by a trustee (the “Trustee”) designated in the Trust Agreement (the “Trust”). The Trustee shall be the agent for purposes of such duties delegated to the Trustee by the Committee as set forth in the Trust Agreement. The Trust shall be irrevocable; provided that, upon a Participant’s Separation from Service, the Trustee Agreement shall require that the Trustee pay to the Company an amount equal to the unvested portion of the Participant’s Deferral Account as determined under the Plan.
(b) Funding the Trust. On each relevant Deferral Day, the Company shall deposit into the Trust cash equal to the aggregate amount required to be credited to the Participant’s Deferral Account for that Deferral Day, less applicable taxes withheld, if any. The assets of the Trust shall remain subject to the claims of the general creditors of the Company in the event of an insolvency of the Company. Assets of the Trust shall at all times be located within the United States.
(c) Taxes and Expenses of the Trust. The Committee shall make all investment decisions for the Trust, and no Participant shall be entitled to direct any investments of the Trust. All taxes on any gains and losses from the investment of the assets of the Trust shall be recognized by the Company and the taxes thereon shall be paid by the Company and shall not be recovered from the Deferral Accounts or the Trust. The third-party administrative expenses of the Plan and the Trust, including expenses charged by the Trustee to establish the Trust and the Trustee’s annual fee per Deferral Account, shall be paid by the Company, and shall neither be payable by Trustee from the Trust nor reduce any Deferral Accounts; provided that any Managers’ fees or other expenses incurred with respect to particular Hypothetical Investment or any asset of the Trust which corresponds to a particular Hypothetical Investment shall be charged to the Deferral Account that is deemed invested in such Hypothetical Investment. No part of the Company’s internal expenses to administer the Plan, including overhead expenses, shall be charged to the Trust or the Deferral Accounts.
6. Settlement of Deferral Accounts.
(a) Payout Elections. The Company shall pay or direct the Trustee to pay the net amount of the Participant’s vested Deferral Account as elected by the Participant in the Participant’s Deferral Agreement in accordance with the provisions of this Plan or as provided in an Award Agreement. A Participant shall be required to select one of the payout alternatives set forth in the form of Deferral Agreements provided to the Participant by the Committee from time to time. Except for payouts due to the death, Disability, Unforeseeable Emergency or Separation from Service of the Participant, no payout of amounts credited to a Participant’s Deferral Account shall occur prior to the first anniversary of the Deferral Agreement. The Committee may, in its sole discretion, allow a Participant to redefer the payout of his Deferral Account, or of one or more subaccounts of the Participant’s Deferral Account, one or more times; provided, that (i) such redeferral may not take effect until at least 12 months after the date on which such election is made; (ii) in the case of an election related to any payment other than a payment that would be made upon the Participant’s death, Disability, or the occurrence of an Unforeseeable Emergency, the first payment with respect to which such election is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been made; and (iii) any election that would affect a scheduled payout may be made not less than 12 months prior to the date of the first scheduled payout date. The preceding restrictions on redeferrals shall be construed and administered in accordance with the requirements of Code Section 409A(a)(4)(C) and Treasury Regulations thereunder. No Participant shall be entitled to accelerate the time or schedule of any payment under the Plan, except where an acceleration would not result in the imposition of additional tax under Code Section 409A.

(b) Form of Payment. Distributions from a Participant’s Deferral Account shall be made in cash or, in the sole discretion of the Committee, in marketable securities selected by the Committee, which shall be valued at their Fair Market Value on the date of such distribution. If a Participant has elected a Hypothetical Investment that is in whole or in part not marketable or for which a Fair Market Value cannot be determined, the actual security represented by such Hypothetical Investment may be distributed to Participant in lieu of cash or marketable securities. Any distributions to a Participant shall reduce the Company’s obligations under the Plan to such Participant. The Company’s obligation under the Plan may be satisfied by distributions from the Trust.
(c) Timing of Payments.
(i) Payments in settlement of a Participant’s Deferral Account shall be distributed no earlier than the Participant’s Separation from Service, Disability, death, a specified time (or pursuant to a fixed schedule) specified in the applicable Deferral Agreement, Change in Control or the occurrence of an Unforeseeable Emergency. If no date is specified for payment of a subaccount of a Participant’ Deferral Account in an applicable Deferral Agreement, payment of such subaccount shall made on the date that is six (6) months after the date of the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death). In the case of a Participant who is a Specified Employee, a payment on account of Separation from Service may not be made before the date which is 6 months after the date of Separation from Service (or, if earlier, the date of the Participant’s death). In such event, any payment (including a single lump sum payment or any installment payments) that otherwise would have been payable within such six (6) month period will be accumulated and paid as soon as administratively practicable after such six (6) month period, but no later than 90 days after such 6 month period (with the Plan Administrator retaining discretion as to the specific payment date within that 90 day period). Any payment election set forth in a Participant’s Deferral Agreement shall be construed as prohibiting distributions that would otherwise be payable within the six (6) month period following the Participant’s Separation from Service to the extent, and only to the extent, required under the preceding two sentences.
(ii) Payments in settlement of a Deferral Account shall be made as soon as practicable after the date or dates (including upon the occurrence of specified events), but no later than 90 days after the date or dates (with the Plan Administrator retaining discretion as to the specific payment date within that 90 day period), and in such number of installments, as directed by the Participant in the Participant’s Deferral Agreement, unless otherwise provided in this Section 6. All amounts needed for a payment shall be deemed withdrawn from the Hypothetical Investments on a date (a “Valuation Date”) that is prior to and reasonably proximate to, but in no event shall be no more than 10 days prior to, the date of a payment to a Participant and transferred to a separate subaccount (a “Payout Subaccount”). Payout Subaccounts shall not be adjusted for any investment gains or losses subsequent to the Valuation Date. If a Participant has elected to receive installment payments, the amount of the distribution payable shall be based upon the value of the Deferral Account on the Valuation Date, and Participant’s Hypothetical Investments shall be reduced pro rata on the basis of the value of the Participant’s Hypothetical Investments on the Valuation Date. If a Participant has elected to receive partial payments of the amount in his or her Deferral Account, unpaid balances shall continue to be deemed to be invested in the Hypothetical Investments as designated in the applicable Deferral Agreement.

(iii) If a Participant fails to designate a Beneficiary or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, the Participant’s designated Beneficiary shall be the executor or personal representative of the Participant’s estate, if a probate proceeding is open at the time for the distribution(s), and otherwise shall be the person(s) who would be entitled to the distribution(s) under the Participant’s last will and /or revocable trust (if such will distributes the residuary estate to such trust) and otherwise to the person(s) who would inherit the Participant’s property under the law of the Participant’s last domicile. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company from all further obligations under this Plan with respect to the Participant, and such Participant’s interest in the Plan shall terminate upon such full payment of benefits.
(iv) Irrespective of any elections made by a Participant, if the Committee, acting in good faith, determines that a Participant is Disabled, the net vested amount credited to a Participant’s Deferral Account shall be paid out in a single lump sum to the Participant as soon as practicable after the date that that the Participant is determined to be Disabled, but in no event later than the 90th day after such date.
(v) Whenever a payment in settlement or partial settlement of a Participant’s Deferral Account is required to be made within a specified period of time, the Participant shall have no right to designate the taxable year of the payment (other than pursuant to a redeferral election made in accordance with the requirements of Section 6(a).
(vi) Each separately identifiable payment under the Plan shall be treated as a separate payment for purposes of Code Section 409A to the fullest extent permitted by Code Section 409A. For purposes of this Plan, a right to receive installment payments shall be treated as a right to receive a series of separate payments.
(vii) The Company may delay a payment to a Participant to the extent that the Company reasonably anticipates that if the payment were made as scheduled under the Plan and the applicable Deferral Agreement, the Company’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m), provided that the payment is made either during the Company’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code Section 162(m) or during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of Company in which the service provider separates from service or the 15th day of the third month following the Participant’s Separation from Service, and provided further that where any scheduled payment to a Participant in the Company’s taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph are also delayed. This paragraph shall be construed and administered in accordance with the requirements of Treasury Regulation §1.409A-2(b)(7)(i).

(d) Unforeseeable Emergency. Other provisions of the Plan notwithstanding, if the Committee, acting in good faith, determines that the Participant has an Unforeseeable Emergency, the Committee shall direct the immediate lump sum payment to the Participant of vested amounts that the Committee determines to be necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance, any additional compensation that is available due to the cancellation of a deferral election upon a payment due to an unforeseeable emergency, or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The preceding sentence shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(ii) and Treasury Regulations thereunder. If the Committee determines that a Participant has an Unforeseeable Emergency, the Committee shall authorize the cessation of deferrals by such Participant under the Plan.
(e) Distribution upon Income Inclusion under Code Section 409A or to Satisfy other Tax Obligations. If the Committee determines that the Plan fails to meet the requirements of Code Section 409A and Treasury Regulations thereunder, the Trustee shall distribute to the Participant the portion of the Participant’s Deferral Account that is required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A and Treasury Regulations thereunder. If the Committee determines that state, local or foreign tax obligations (including employment taxes and income tax withholding at source on wages) arise from a Participant’s participation in the Plan with respect to an amount deferred under the Plan before the amount is paid or made available to the Participant, the Participant may receive a distribution from the Participant’s Deferral Account (either in the form of withholding that is paid over to a governmental entity pursuant to provisions of applicable law or by distributions directly to the Participant) to reflect such tax obligation, provided the amount so distributed shall not exceed the amount of such taxes due as a result of participation in the Plan. Additionally, a Participant may receive a distribution from the Participant’s Deferral Account to pay income tax at source on wages imposed under Code Section 3401 attributable to additional Section 3401 wages and taxes. Any distribution made to a Participant pursuant to this Section 6(e) shall be paid, to the extent possible, out of the vested portion of the Participant’s Deferral Account. The provisions of this Section 6(e) shall be construed and administered in accordance with the requirements of Treasury Regulation § 1.409A-3(j)(4)(vi), (vii), and (xi), as applicable, so as to prevent, to the extent possible, the imposition of any tax pursuant to Code Section 409A.
(f) Effect on Deferral Account. A Participant’s Deferral Account shall be debited to the extent of any distributions to, or the tax withholding for the benefit of, the Participant pursuant to this Section 6.

(g) Designation of Beneficiary. Each Participant may from time to time designate any individual, trust, charity or other person or persons to whom the value (or a portion of the value) of the Participant’s Deferral Account shall be paid if the Participant dies before receiving the full value of his or her Deferral Account (the Participant’s “Beneficiary”). A Beneficiary designation shall be made in the manner required by the Plan Administrator for this purpose. Primary, secondary, or contingent Beneficiaries are permitted. A married participant designating a Beneficiary other than his or her spouse must obtain the consent of his or her spouse to such designation (in accordance with procedures determined by the Plan Administrator). Payments to the Participant’s Beneficiary(ies) shall be made in accordance with applicable provisions of the Plan after the Plan Administrator has received proper notification of the Participant’s death.
A Beneficiary designation shall be effective only when the Beneficiary designation is filed with the Plan Administrator while the Participant is alive, and a subsequent Beneficiary designation will cancel all of the Participant’s Beneficiary designations previously filed with the Plan Administrator. Once received and acknowledged by the Plan Administrator, a Beneficiary designation shall be effective as of the date the designation was executed, but without prejudice to the Plan Administrator on account of any payment made before the change is received and acknowledged by the Plan Administrator. If a deceased Participant failed to designate a Beneficiary, or if a designated Beneficiary predeceases the Participant, the value of the Participant’s Deferral Accounts shall be payable to the Participant’s spouse or, if there is none, to the Participant’s estate, or in accordance with such other equitable procedures as determined by the Plan Administrator.
(h) Reemployment. If a former Participant is rehired by the Company, or any person with whom the Company would be considered a single employer under Code Section 414(b) and (c), and regardless of whether such former Participant is designated as a Participant, or a former Participant returns to service as a member of the Board, any payments being made to such former Participant hereunder by reason of such former Participant’s previous Separation from Service shall continue to be made without regard to such rehire or return to service.
7. Amendment and Termination.
(a) Amendment. The Plan Administrator may, with prospective or retroactive effect, amend or alter the Plan (i) if the Internal Revenue Service determines that any amounts deferred under the Plan are includible in the Participant’s gross income prior to being paid out to the Participant, (ii) any time, if determined to be necessary, appropriate or advisable in response to administrative guidance issued under Code Section 409A or to comply with the provisions of Code Section 409A, or (iii) if no Participant is materially adversely affected by such action with respect to amounts required to be credited to the Participant’s Deferral Account under any previously executed Deferral Agreement; provided further that, following a Change in Control, the Plan will not be subject to amendment, alteration, suspension, discontinuation or termination without the prior written consent of each Participant who would be reasonable expected to be materially adversely affected by such action; and provided further that, in each case, the Company may accelerate distributions under this Plan only to the extent (if any) that doing so will not result in the imposition of additional tax or interest under Code Section 409A. Following a Change in Control, the Company will use commercially reasonable efforts to amend the Plan without detriment to a Participant whenever necessary to avoid the imposition of additional tax and interest under Section 409A.
(b) Termination. Notwithstanding any other provision to the contrary and except as may otherwise be provided by the Committee, the Plan shall terminate as soon as possible following the payment of all amounts in respect of all Deferral Accounts.

8. General Provisions.
(a) Limits on Transfer of Awards. Other than by will, the laws of descent and distribution, or by appointing a Beneficiary, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant (or the Participant’s Beneficiary) or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or the Participant’s Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.
(b) Waiver, Receipt and Release.
(i) As between the Participant and the Company, a Participant and the Participant’s Beneficiary shall assume all risk (other than for the gross negligence of the Company or the Committee or Plan Administrator, or breach by the Company of the terms of this Plan) in connection with the Plan, Trust design, implementation or administration, decisions made by the Participant’s Manager and the resulting value of the Participant’s Deferral Account, the selection and actions of the Trustee or any other third party providing services to the Company or the Trust in connection with the Plan or Trust (including their administrative and investment expenses), including any income taxes of the Participant or Participant’s Beneficiary relating to or arising out of his or her participation in the Plan, and neither the Company nor the Committee or Plan Administrator shall be liable or responsible therefor other than as provided in Section 5(c). Notwithstanding the foregoing sentence, the Company shall indemnify a Participant for any additional tax and interest imposed pursuant to Code Section 409A as a result of any action of the Company in administering or operating the Plan; provided, however, that the foregoing indemnity shall not apply to additional tax and interest that could have been avoided by any action or inaction of the Participant reasonably requested by the Company that would have had the effect of reducing such additional tax or interest. In addition, the Company shall indemnify each Participant for reasonable defense costs, including reasonable attorneys’ fees and other professional fees, incurred by that Participant as a result of any audit by a taxing authority and subsequent appeals and litigation with respect any matter for which the Participant is indemnified pursuant to this Section 8(b)(i). An amount for which a Participant is indemnified under the preceding two sentences (“Indemnified Amount”) shall be computed on an after-tax basis, so that after the payment by the Participant of any and all taxes (including any interest on such taxes, additions to tax, and penalties) and amounts payable pursuant to Code Section 409A(a)(1)(B)) with respect to matters for which Participant is indemnified, including any Indemnified Amount, the Participant will retain an amount equal to the amount that the Participant would have had if the Participant had not been subject to Code Section 409A(a)(1)(B) with respect to matters for which the Participant is indemnified hereunder. Any Indemnified Amount with respect to taxes, additions to tax or interest shall be paid no later than the end of the Participant’s taxable year following the taxable year of the Participant in which the Participant remits the related taxes; and any Indemnified Amount with respect to fees, expenses or costs of conducting a tax controversy shall be paid no later than the end of the Participant’s taxable year following the taxable year of the Participant in which the taxes that are the subject of the audit or litigation are remitted to the applicable taxing authority, or, where as a result of such audit or litigation no taxes are remitted, no later than the end of the Participant’s taxable year following the taxable year of the Participant in which the audit is completed or there is a final and nonappealable settlement or other resolution of the audit or litigation.

(ii) As a condition of being a Participant in the Plan, each Participant must sign a waiver (which may be a part of the Deferral Agreement) releasing the Company and its Affiliates, the Committee, the Plan Administrator, officers of the Company or its Affiliates (the “Officers”) and the Board from any claims and liabilities regarding the matters to which the Participant has assumed the risk as set forth in this Section. Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for compensation deferred and relating to the Deferral Account to which the payments relate against the Company or any Affiliate or the Committee or Plan Administrator, and the Committee or Plan Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a waiver, receipt and release to such effect.
(iii) As a condition of being a Participant in the Plan, each Participant must sign a waiver releasing the Trustee and each of its Affiliates (each, a “Released Party”) against any and all loss, claims, liability and expenses imposed on or incurred by any Released Party as a result of any acts taken or any failure to act by the Trustee, where such act or failure to act is in accordance with the directions from the Committee or Plan Administrator or any designee of the Committee or Plan Administrator.
(iv) Subject to the Company’s indemnification of Participants described in Section 8(b)(i), each Participant agrees to pay any taxes, penalties and interest such Participant or Beneficiary may incur in connection with his or her participation in this Plan, and further agrees to indemnify the Company and its Affiliates, the Committee, the Plan Administrator, Officers, the Board and the Company’s agents for such taxes, penalties and interest the Participant or Participant’s Beneficiary incurs and fails to pay and for which the Company is made liable by the appropriate tax authority.
(c) Unfunded Status of Awards, Creation of Trusts. The Plan is intended to constitute an unfunded plan for deferred compensation and each Participant shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company.
(d) Participant Rights. No provision of the Plan or transaction hereunder shall confer upon any Participant any right or impose upon any Participant any obligation to be employed by the Company or an Affiliate, or to interfere in any way with the right of the Company or an Affiliate to increase or decrease the amount of any compensation payable to such Participant. Subject to the limitations set forth in Section 8(c) hereof, the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

(e) Tax Withholding. The Company shall have the right to deduct from amounts otherwise credited to or paid from a Deferral Account any sums that federal, state, local or foreign tax law requires to be withheld.
(f) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws to the extent not pre-empted by federal law.
(g) Limitation. A Participant and the Participant’s Beneficiary shall assume all risk in connection with (i) the performance of the Managers, (ii) the performance of the Hypothetical Investments, and (iii) the tax treatment of amounts deferred under or paid pursuant to the Plan, and the Company, the Committee, the Plan Administrator, and the Board shall not be liable or responsible therefor.
(h) Construction. The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.
(i) Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.
(j) Status. The establishment and maintenance of, or allocations and credits to, the Deferral Account of any Participant shall not vest in any Participant any right, title or interest in or to any Plan or Company assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of any Trust.
(k) Spouse’s Interest. The interest in the benefits hereunder of a Participant’s spouse who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
(l) Successors. The provisions of the Plan shall bind the Company and its successors.

9. Claims Procedures.
The procedures for filing claims for payments under the Plan are described below:
(a) Presentation of Claim. It is the intent of the Company to make payments under the Plan without the Participant having to complete or submit any claim forms. However, any Participant or Beneficiary who believes he or she is entitled to a payment under the Plan may submit a claim for payment to the Plan Administrator. Any claim for payments under the Plan must be made by the Participant or his Beneficiary in writing and state the Claimant’s name and nature of benefits payable under the Plan. The Claimant’s claim shall be deemed to be filed when delivered to the Plan Administrator which shall make all determinations as to the right of any person(s) to benefits hereunder. Claims for benefits under this Plan shall be made by the Participant, his or her Beneficiary or a duly authorized representative thereof (“Claimant”). If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the benefit or other determination desired by the Claimant. The claim must be accompanied with sufficient supporting documentation for the benefit or other determination requested by the Claimant.
(b) Notification of Decision.
(i) Claim for benefits other than upon Disability. If the claim is wholly or partially denied, the Plan Administrator shall provide written or electronic notice thereof to the Claimant within a reasonable period of time, but not later than 90 days after receipt of the claim. An extension of time for processing the claim for benefits is allowable if special circumstances require an extension, but such an extension shall not extend beyond 180 days from the date the claim for benefits is received by the Plan Administrator. Written notice of any extension of time shall be delivered or mailed within 90 days after receipt of the claim and shall include an explanation of the special circumstances requiring the extension and the date by which the Plan Administrator expects to render the final decision.
(ii) Claim for benefits upon Disability. If the claim is wholly or partially denied, the Plan Administrator shall provide written or electronic notice thereof to the Claimant within a reasonable period of time, but not later than 45 days after receipt of the claim. An initial extension of time for processing the claim for benefits is allowable if necessary due to circumstances beyond the Plan Administrator’s control, but such an initial extension shall not extend beyond 30 days from the date the claim for benefits is received by the Plan Administrator. Written notice of the initial extension of time shall be delivered or mailed within 45 days after receipt of the claim and shall include an explanation of the circumstances requiring the extension, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to a benefit is based, unresolved issues that prevent a decision and any additional information needed to resolve these issues. If prior to the end of the initial extension, the Plan Administrator determines that, due to matters beyond its control, a decision cannot be rendered within the first 30 day extension period, the period for making the determination may be extended for up to an additional 30 days. Written notice of the additional extension of time shall be delivered or mailed within the initial extension period and shall include an explanation of the circumstances requiring the extension, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to a benefit is based, unresolved issues that prevent a decision and any additional information needed to resolve these issues. The Claimant shall have 45 days to provide such additional information.
(iii) Required content of the Notice of Adverse Benefit Determination.
(1)	In general. The notice of adverse benefit determination shall:
(A)	specify the reason or reasons the claim was denied;

(B)	reference the pertinent Plan provisions upon which the decision was based;

(C)	describe any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(D)	indicate the steps to be taken by the Claimant if a review of the denial is desired, including the time limits applicable thereto; and

(E)	contain a statement of the Claimant’s right to bring a civil action under ERISA in the event of an adverse determination on review.
If notice of the adverse benefit determination is not furnished in accordance with the preceding provisions of this Section, the claim shall be deemed accepted and payment shall be made to the Claimant in accordance with the claim.
(2) Claim for disability benefits. The notice of adverse benefit determination shall, in addition to the information specified in (1) above, disclose any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination or a statement that such information will be provided free of charge upon request.
(c) Review of a Denied Claim.
(i) Claim for benefits other than upon disability. If a claim is denied and a review is desired, the Claimant shall notify the Committee in writing within 60 days after receipt of written notice of a denial of a claim. In requesting a review, the Claimant may submit any written comments, documents, records, and other information relating to the claim, the Claimant feels are appropriate. The Claimant shall, upon request and free of charge, be provided reasonable access to, and copies of, all documents, records and other information that, with respect to the Claimant’s claim for benefits (A) was relied upon in making the benefit determination, (B) was submitted, considered, or generated in the course of making the benefit determination, whether or not actually relied upon in making the determination; or (C) demonstrates compliance with the administrative processes and safeguards of this claims procedure (sometimes referred to for purposes of this Section 9 as “Relevant”). The Committee shall review the claim taking into account all comments, documents, records and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the initial benefit determination.
(ii) Claim for benefits upon disability. The review procedures in Section 9(c)(i) above shall apply, except the Claimant shall notify the Committee in writing within 180 days after receipt of written notice of a denial of a claim, and no deference shall be given to the initial benefit determination. The review shall be conducted by a different individual than the person who made the initial benefit determination or a subordinate of that person. The following procedures will apply to the review of an adverse benefit determination:
(1) In the case of a claim denied on the grounds of a medical judgment, the Committee will consult with a health professional with appropriate training and experience. The health care professional who is consulted on review will not be the same individual who was consulted, if any, regarding the initial benefit determination or a subordinate of that individual.

(2) A Claimant shall, on request and free of charge, be given reasonable access to, and copies of, all documents, records, and other information Relevant to the Claimant’s claim for benefits. If the advice of a medical or vocational expert was obtained in connection with the initial benefit determination, the names of each such expert shall be provided on request by the Claimant, regardless of whether the advice was relied on by the Plan Administrator.
(d) Decision on Review.
(i) Claim for benefits other than upon disability. The Committee shall provide the Claimant with written notice of its decision on review within a reasonable period of time, but not later than 60 days after receipt of a request for a review. An extension of time for making the decision on the request for review is allowable if special circumstances shall occur, but such an extension shall not extend beyond 120 days from the date the request for review is received by the Committee. Written notice of the extension of time shall be delivered or mailed within 60 days after receipt of the request for review, indicating the special circumstances requiring an extension and the date by which the Committee expects to render a determination.
(ii) Claim for benefits upon disability. The Committee shall provide the Claimant with written notice of its decision on review within a reasonable period of time, but not later than 45 days after receipt of a request for a review. An extension of time for making the decision on the request for review is allowable if special circumstances shall occur, but such an extension shall not extend beyond 90 days from the date the request for review is received by the Committee. Written notice of the extension of time shall be delivered or mailed within 45 days after receipt of the request for review, indicating the special circumstances requiring an extension and the date by which the Committee expects to render a determination.
(iii) Required content of the Notice of Adverse Benefit Determination.
(1) In general. In the event of an adverse benefit determination on review, the notice thereof shall (A) specify the reason or reasons for the adverse determination; (B) reference the specific provisions of this Plan on which the benefit determination is based; (C) contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all records and other information Relevant to the Claimant’s claim for benefits; (D) a statement describing any voluntary appeal procedures offered by the Plan, including the arbitration procedures in Section 9(f); and (E) inform the Claimant of the right to bring a civil action under the provisions of ERISA. If notice of the adverse benefit determination is not furnished in accordance with the preceding provisions of this Section, the claim shall be deemed accepted and payment shall be made to the Claimant in accordance with the claim.

(2) Claim for disability benefits. The notice of adverse benefit determination shall, in addition to the information specified in (1) above, (A) disclose any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination or a statement that such information will be provided free of charge upon request, and (B) include the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”
(e) Preservation of Remedies. After exhaustion of the claims procedure as provided herein, nothing shall prevent the Claimant from pursuing any other legal or equitable remedy otherwise available, including the right to bring a civil action under Section 502(a) of ERISA, if applicable.
(f) Elective Arbitration. If a Claimant’s claim described in Section 9(a) is denied pursuant to Sections 9(b) and 9(d) (an “Arbitrable Dispute”), the Claimant may, in lieu of the Claimant’s right to bring a civil action under Section 502(a) of ERISA, and as the Claimant’s only further recourse, submit the claim to final and binding arbitration in the city of San Jose, State of California, before an experienced employment arbitrator selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Except as otherwise provided in this Section 9(f) or Section 9(h), each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, costs of any record or transcript of the arbitration, administrative fees and other fees and costs shall be paid in equal shares by each party (or, if applicable, each group of parties) to the arbitration. In any Arbitrable Dispute in which the Claimant prevails, the Company shall reimburse the Claimant’s reasonable attorneys fees and related expenses. Related expenses shall include, but not be limited to, witness expenses, fees of the arbitrator, costs of any record or transcript of the arbitration, administrative fees and other fees and expenses connected with the arbitration. Arbitration in this manner shall be the exclusive remedy for any Arbitrable Dispute for which an arbitration is elected. The arbitrator’s decision or award shall be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction. Should any party attempt to resolve an Arbitrable Dispute for which an arbitration is elected by any method other than arbitration pursuant to this Section, the responding party shall be entitled to recover from the initiating party all damages, expenses and attorneys fees incurred as a result.
(g) Legal Action. Prior to a Change in Control, except to enforce an arbitrator’s award, no actions may be brought by a Claimant in any court with respect to an Arbitrable Dispute that is arbitrated.

(h) Following a Change in Control. Upon the occurrence of a Change in Control, an independent party selected jointly by the Participants in the Plan prior to the Change in Control and the Committee or the Plan Administrator or other appropriate person shall assume all duties and responsibilities of the Committee or Plan Administrator under this Section 9 and actions may be brought by a Claimant in any appropriate court with respect to an Arbitrable Dispute that is arbitrated. After a Change in Control, if any person or entity has failed to comply (or is threatening not to comply) with any of its obligations under the Plan, or takes or threatens to take any action to deny, diminish or to recover from any Participant the benefits intended to be provided thereunder, the Company shall reimburse the Participant for reasonable attorneys fees and related costs incurred in the pursuance or defense of the Participant’s rights. If the Participant does not prevail, attorneys fees shall also be payable under the preceding sentence to the extent the Participant had reasonable justification for pursuing its claim, but only to the extent that the scope of such representation was reasonable.
10. Effective Date.
The Plan shall be effective as of July 1, 2010.

Flextronics International USA, Inc.

By:	/s/ Paul J. Humphries Paul J. Humphries
Executive VP WW HR & Management Systems
Date Signed: October 8, 2010

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